EXHIBIT 23.1
CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the amended Registration Statement (Amendment No. 1 to Form S-3) and related prospectus of Alexza Pharmaceuticals, Inc. for the registration of 2,000,000 shares of its common stock and to the incorporation by reference therein of our report dated March 27, 2007, with respect to the consolidated financial statements of Alexza Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Palo Alto, California
June 20, 2007